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                                                     Exhibit (10)-3
                                                     Commonwealth Edison Company
                                                     Form 10-K File No. 1-1839


                          COMMONWEALTH EDISON COMPANY
                     1994 LONG-TERM PERFORMANCE UNIT AWARD
                     FOR EXECUTIVE AND GROUP LEVEL EMPLOYES
                                PAYABLE IN 1995
                                   UNDER THE
                         1993 LONG-TERM INCENTIVE PLAN


     Commonwealth Edison Company, an Illinois corporation (the "Company"), hereby grants to each employe described in Section 1 hereof (each, an "Employe") as of January 25, 1994 (the "Grant Date"), in accordance with the provisions of the Commonwealth Edison Company 1993 Long-Term Incentive Plan (the "Plan"), a performance unit award (each, an "Award") expressed as a number (the "Base Unit") of performance units, in the amount and upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

     1. Recipients of Awards. Recipients of Awards hereunder shall consist of the following employes of the Company and of Commonwealth Edison Company of Indiana, Inc.: (i) each Group Level employe, (ii) each Executive and (iii) each Officer, including, without limitation, the Chairman of the Company, the President of the Company and each Senior Vice President of the Company.

     2. Base Unit. The Base Unit for each Award shall be a number (rounded to the nearest whole number) equal to (a) the product of multiplying (i) the Salary (as defined herein) of the Employe receiving such Award by (ii) the applicable percentage set forth below, divided by (b) $27:

     Chairman:  25%
     President:  25%
     Senior Vice Presidents:  20%
     Officers, other than as listed above:  15%
     Executives, other than as listed above:  10%
     Group Level employes, other than as listed above:  10%

For the purposes of calculating the Base Unit, an Employe's Salary shall be such Employe's monthly scheduled rate of pay as of the Grant Date multiplied by 12 together with the income from such Employe's Deferred Compensation Units.

     3. Performance Period. The Performance Period shall commence on January 25, 1994 and end on December 31, 1994.

     4. Payment Amount/Stockholder Protection. The amount payable in connection with an Award (a "Payment Amount") shall be a dollar amount based on the Base Unit and on the Company's percentile rank, with the percentile rank corresponding to the highest performance in the performance group being 100 and the

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percentile rank corresponding to the lowest performance in the performance group being 1 (the "Company Rank"), in the Ranking (as hereinafter defined) for the Performance Period, and calculated as follows:

          Below Threshold Level. If the Company Rank is lower than the 25th percentile in the Ranking, then the Payment Amount shall be zero.

          Between Threshold Level and Target Level. If the Company Rank is no lower than the 25th percentile in the Ranking and no higher than the 49th percentile in the Ranking, then the Payment Amount shall be the Base Value multiplied by a fraction the numerator of which is the Company Rank multiplied by 2 and the denominator of which is 100.

          Between Target Level and Maximum Level. If the Company Rank is no lower than the 50th percentile in the Ranking and no higher than the 90th percentile in the Ranking, then the Payment Amount shall be the Base Value multiplied by a fraction the numerator of which is the Company Rank multiplied by 2.5 minus 25 and the denominator of which is 100.

          Above Maximum Level. If the Company Rank is above the 90th percentile in the Ranking, then the Payment Amount shall be the Base Value multiplied by 2.

     Notwithstanding the foregoing, if the Company (or, if the Company becomes a majority owned subsidiary of another corporation, then such parent corporation) fails to maintain regular quarterly cash dividends of at least $.40 per share of Common Stock during the Performance Period (adjusted for any stock-split, stock dividend or other similar event) then the Payment Amount shall be zero.

     For purposes of the foregoing, the term "Ranking" shall mean a ranking determined based upon the Cumulative Total Shareholder Return (as hereinafter defined) for such Performance Period on the Company's (or, if the Company becomes a majority owned subsidiary of another corporation, then such parent corporation's) Common Stock as compared to the Cumulative Total Shareholder Return for such Performance Period on the common stock of each corporation comprising the Dow Jones Utility Index (or any successor index); the term "Cumulative Total Shareholder Return" for a period shall mean the result obtained by dividing (i) the sum of (a) the cumulative amount of dividends on the common stock in question for such period, assuming reinvestment of said dividends in said common stock, and (b) the difference between the price per share of said common stock at the end and the beginning of such period, by (ii) the price per share of said common stock at the beginning of such period; and the term "Base Value" shall mean the result obtained by multiplying the Base Unit by the value of a share of Common Stock (as determined under Section 5 hereof).

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     5.  Settlement of Awards.  The Payment Amount shall become payable upon the completion of the Performance Period and shall be paid by the Company within 90 days after the completion of the Performance Period. The Payment Amount shall be paid 50% in cash and 50% in shares of Common Stock. Fractional shares of Common Stock that may become payable hereunder shall be paid in cash. For the purposes of determining the number of shares of Common Stock payable pursuant to this Section, a share of Common Stock shall be valued at the average of the closing prices of a share of Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions during the calendar quarter ending on the last day of the Performance Period (appropriately adjusted for any stock-split, stock dividend or other similar event).

     6. Termination of Employment. If an Employe voluntarily terminates employment with the Company prior to the completion of the Performance Period or Employe's employment with the Company is terminated by the Company for cause (including, without limitation, a termination due to Employe's gross misconduct), then no amount shall be payable hereunder. Except as set forth in the immediately preceding sentence, if an Employe's employment with the Company is terminated prior to the completion of the Performance Period and at least six months after the commencement of the Performance Period, then the Employe shall be entitled to a Payment Amount calculated in accordance with Section 5 hereof, except that the calculation of the Payment Amount shall be made as of the date of such termination, multiplied by a fraction the numerator of which is the number of days in the Performance Period that have elapsed between the commencement of the Performance Period and the date of such termination and the denominator of which is the number of days in the Performance Period. The Payment Amount calculated in accordance with the immediately preceding sentence shall be paid within 90 days after the date of such termination; provided, however, that if the Ranking under Section 5 cannot be calculated as though the Performance Period ended on the date of such termination, then such Ranking shall be calculated as though the Performance Period ended on the most recent date prior to the date of such termination for which such Ranking can be calculated. As used in this Section 6, employment by the Company shall include employment by a corporation which is a "subsidiary corporation" of the Company, as such term is defined in section 424 (and any successor section) of the Internal Revenue Code of 1986, as amended, or any successor internal revenue law.

     7. Rights as a Stockholder. No Employe shall have any rights as a stockholder of the Company with respect to any shares of Common Stock that may be payable hereunder unless and until such shares have been issued to such Employe or otherwise credited to an account for the benefit of such Employe.


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     8.  Additional Terms and Conditions of Award.

     8.1. Nontransferability of Award. In accordance with Section 13.5 of the Plan, no Award or other related benefit may, except as otherwise specifically provided by the Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such Award or other benefit shall be void; provided, however, that the foregoing shall not restrict the ability of any Employe to transfer any cash or Common Stock received as part of the Payment Amount. In accordance with Section 13.5 of the Plan, Awards or other benefits payable under Awards shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award or benefits, nor shall they be subject to attachment or legal process for or against such person.

     8.2. Withholding Taxes. As a condition precedent to the delivery to the Employe of cash or Common Stock hereunder and in accordance with Section 13.4 of the Plan, the Company may deduct from any amount (including any Payment Amount) payable then or thereafter payable by the Company to the Employe, or may request the Employe to pay to the Company in cash, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over with respect to the Award.

     8.3. Compliance with Applicable Law. Each Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of such shares hereunder, such shares may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained.

     8.4. Award Subject to the Plan. This Award is subject to the provisions of the Plan, and shall be interpreted in accordance therewith.

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